Exhibit 10.1
SUB-SUBLEASE AGREEMENT
This SUB-SUBLEASE AGREEMENT (this “Sub-Sublease”) is made as of August 21, 2026 (the “Effective Date”), by and between WAYFAIR LLC, a Delaware limited liability company having an office at 4 Copley Place, Boston, Massachusetts 02116 (“Sublandlord”), and BICARA THERAPEUTICS, a Delaware corporation, having an office at 116 Huntington Avenue, Suite 703, Boston, MA 02116 (“Subtenant”).
W I T N E S E T H:
Reference is hereby made to the following facts:
A.    Liberty Mutual Insurance Company, a Massachusetts stock insurance company (“Landlord”), as tenant, and MT Back Bay One LLC, a Delaware limited liability company (“Overlandlord”), successor-in-interest to St. James/Arlington Real Estate Limited Partnership, a Massachusetts limited partnership, as landlord, are parties to that certain Lease dated as of August 24, 2016, as amended by that certain First Amendment to Lease dated as of December 5, 2016 (as amended, the “Lease”).
B.    Pursuant to the Lease, Landlord has leased from Overlandlord certain premises (collectively, the “Landlord Premises”) originally comprised of 324,792 rentable square feet and a portion thereof was subsequently surrendered as noted herein, located on the second (2nd), fourth (4th), fifth (5th), sixth (6th) seventh (7th), eighth (8th), ninth (9th) and tenth (10th) floors of the building located at 10 St. James Avenue, Boston, Massachusetts (as more particularly described in the Lease, the “St. James Building”), and on the sixth (6th) floor of the building located at 75 Arlington Street, Boston, Massachusetts (as more particularly described in the Lease, the “Arlington Building”; collectively with the St. James Building, the “Buildings”), all upon and subject to the terms and conditions more particularly described in the Lease.
C.    Sublandlord, as subtenant, and Landlord, as sublandlord, are parties to that certain Agreement of Sublease dated January 16, 2019, as supplemented by that certain letter agreement dated July 25, 2019, that certain commencement date agreement dated August 30, 2019, and that certain First Amendment to Sublease dated November 22, 2022 which included surrender of 58,258 square feet (30,979 square feet on 2nd floor of 10 St. James and 27,279 square feet on the 3rd floor of the 10 St. James Building, as supplemented by a Commencement Date Agreement dated May 4, 2020 for Phase 2A and a Commencement Date Agreement dated December 29, 2020 for Phase 2B (as so supplemented and amended, the “Sublease”).
D.    Pursuant to the Sublease, Sublandlord is currently leasing from Landlord a portion of the Landlord Premises (collectively, the “Sublease Premises”), comprised of 244,027 rentable square feet located on the fourth (4th), fifth (5th), sixth (6th) seventh (7th), eighth (8th), ninth (9th) and tenth (10th) floors of the St. James Building, and on the sixth (6th) floor of the Arlington Building, as more particularly described in the Sublease, all upon and subject to the terms and conditions more particularly described in the Sublease.
E.    Sublandlord desires to license to Subtenant, and Subtenant desires to license from Sublandlord, a portion of the Sublease Premises (the “Sub-Sublease Premises”), comprising all of the fourth (4th) floor of the St. James Building and containing in the aggregate approximately 35,090 rentable square feet, as depicted on the floor plan attached hereto as Exhibit A and incorporated herein by this reference, upon and subject to the terms and conditions described in this Sub-Sublease.
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt, sufficiency and delivery of which is hereby acknowledged and agreed, the parties hereto covenant and agree as follows:
1.    Basic Lease Provisions.

Sublandlord:	Wayfair LLC, a Delaware limited liability company
Subtenant:	Bicara Therapeutics, a Delaware corporation
Rentable Square Footage of the Sub-Sublease Premises:	35,090 rentable square feet.
Commencement Date:	The later of (a) October 1, 2026, and (b) the date of full execution by Overlandlord, Landlord, Sublandlord, and Subtenant of the Consent (as defined in Section 32 below).
Rent Commencement Date:	Nine (9) months following the Commencement Date.
Expiration Date:	The earlier of (a) September 30, 2028, and (b) the date on which this Sub-Sublease may be terminated pursuant to the terms of this Sub-Sublease.
Term:	The period of time commencing on the Commencement Date and ending on the Expiration Date, or such date upon which this Sub-Sublease is earlier terminated in accordance with the terms and conditions hereof.
Base Rent:	Base Rent for the Sub-Sublease Premises for the Term shall be: (a) Commencement Date - Rent Commencement Date: $0.00 (b) Rent Commencement Date - Expiration Date: $105,279 per month. (a)
Security Deposit:	$210,540.00, to be governed pursuant to Section 20 below.
2.    Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Lease or Sublease, as applicable.
3.    Term.
(a)    Subject to and in accordance with the provisions of this Sub-Sublease, Sublandlord hereby sub-subleases to Subtenant, and Subtenant hereby sub-subleases from Sublandlord, the Sub-Sublease Premises for the Term.
4.    Base Rent.
(a)    Subtenant covenants and agrees to pay Sublandlord Base Rent for the Sub-Sublease Premises for duration of the Term.

(b)    Base Rent shall be payable by direct ACH or wire electronic payment (as further set forth in Section 11 below) in advance on the first day of each calendar month from and after the Rent Commencement Date and thereafter throughout the Term, without notice or demand or, except to the extent otherwise expressly set forth or incorporated herein, abatement, offset or deduction. Notwithstanding the foregoing, (i) if the Rent Commencement Date occurs on any day other than the first day of a calendar month, the first installment of Base Rent payable hereunder shall be paid on the Rent Commencement Date and (ii) Base Rent for any partial calendar months during the Term shall be prorated on a daily basis.
(c)    Sublandlord’s acceptance of less than the entire amount of Base Rent shall be considered, unless otherwise expressly specified by Sublandlord in writing, a payment on account of the oldest obligation due from Subtenant hereunder, notwithstanding any statement to the contrary contained on or accompanying any such payment from Subtenant. Subtenant shall pay and be liable for all rental, sales and use taxes (but excluding real property, conveyance, franchise, corporation and income taxes), if any, imposed upon or measured by Base Rent and Additional Rent (as defined below). No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.
5.    Delivery of the Sub-Sublease Premises.
(a)    Sublandlord shall deliver the Sub-Sublease Premises in “as-is” condition and in accordance with the existing floor plans that have been previously provided to Subtenant and shall have no obligation to perform any work or improvement to the Sub-Sublease Premises. Notwithstanding the foregoing, on or prior to the Commencement Date, Subtenant may use the Furniture, Fixtures and Equipment currently located in the Sub-Sublease Premises. Sublandlord will leave the existing furniture and equipment currently located in the Sub-Sublease Premises, as more particularly described on Exhibit A-1 attached hereto (the “Wayfair Furniture”). All Furniture shall be provided in its then-existing “as is,” “where is,” and “with all faults” condition, and Sublandlord shall have no obligation to maintain, repair, or replace the same. Subtenant shall take good care of the Furniture during the Term. Subtenant shall have the right to reposition the Wayfair Furniture during the Term within the Sub-Sublease Premises; provided that the repositioning of the same does not result in any damage to, or require installation of any Alterations within, the Sub-Sublease Premises. Subtenant shall not be responsible for the removal of any unwanted Wayfair Furniture belonging to Sublandlord. Upon the expiration or earlier termination of the Term, Subtenant shall remove any furniture, fixtures or equipment brought into the Sub-Sublease Premises by Subtenant (other than the Wayfair Furniture) and any Wayfair Furniture purchased by Subtenant from Sublandlord pursuant to section 5(c) hereof.
(b)    Excepting only the Furniture, Fixtures and Equipment identified in section 3(a) hereof, Subtenant shall be responsible for furnishing the Sub-Sublease Premises, including without limitation, providing telecommunication/data connections to the Premises and providing all ancillary furniture, fixtures and equipment, including, without limitation, all non-desk chairs, additional conference room furniture, common area furniture, appliances, and any AV/IT hardware necessary and/or required for Subtenant’s use and occupancy.
(c )     At any time during the Term, Subtenant may purchase the Furniture from Sublandlord for $1.00 with sixty (60) days’ advance written notice to Sublandlord.
6.    Early Access. Subtenant shall be permitted access to the Sub-Sublease Premises from and after the execution of the Letter of Intent dated June 23, 2026 (the “Early Access Date”) through the Commencement Date for the purposes of design and pre-construction due diligence, including third-party vendor walkthroughs. No Base Rent, Additional Rent, or utility charges shall be assessed against Subtenant during such early access period. Subtenant will pay the Security Deposit and provide Sublandlord with a Certificate of Insurance before construction begins. Subtenant shall comply with all applicable provisions of the Lease and Sublease during such early access period and shall maintain the insurance required under Section 18 hereof.
7.    Representations of Sublandlord. Sublandlord represents and warrants to Subtenant, as of the Effective Date, as follows:
(a)    True, correct and complete copies of the Sublease and Lease have been provided to Subtenant.
(b)    To the actual knowledge of Sublandlord without independent investigation, as of the Effective Date, no Event of Default by Sublandlord exists under the Sublease and no Event of Default by Landlord exists under the Lease.
(c)    Sublandlord has not received written notice of any judicial or administrative action, litigation, proceeding or finding concerning the Sub-Sublease Premises from any organization, person, individual or governmental or quasi-governmental agency that would materially and adversely affect this Sub-Sublease or the use of the Sub-Sublease Premises by Subtenant for business office use.
(d)    Sublandlord has not encumbered by mortgages, deeds of trust or other financing instruments, Sublandlord’s sub-leasehold estate under the Sublease with respect to the Sub-Sublease Premises.
8.    Covenants of Sublandlord. Sublandlord hereby covenants to Subtenant as follows:
(a)    Sublandlord shall comply in all respects with the terms and conditions of the Sublease (including, without limitation, the obligation to timely pay Landlord all rent and all other charges and amounts due under the Sublease).
(b)    This Sub-Sublease automatically terminates if the Lease and/or the Sublease expires or is earlier terminated for any reason. Sublandlord will not be liable to Subtenant by reason of any termination of the Lease, the Sublease or this Sub-Sublease; provided, however, that Sublandlord will not amend or modify any provision of the Sublease in any manner which materially adversely affects Subtenant’s rights under this Sub-Sublease or increases Subtenant’s obligations, or voluntarily surrender the Sub-Sublease Premises or voluntarily terminate, or knowingly take any action or omit to take any action which would result in a termination of, the Sublease with respect to the Sub-Sublease Premises prior to the Expiration Date, without, in each instance, Subtenant’s prior written consent, which may be withheld in Subtenant’s sole and absolute discretion. Sublandlord will deliver within ten (10) business days to Subtenant copies of all executed amendments to the Lease or Sublease which affect the Sub-Sublease Premises and copies of all written notices from any person affecting the Sub-Sublease Premises, in each case to the extent received by Sublandlord.
9.    Covenants of Subtenant. Subtenant covenants to Sublandlord to perform, for and with respect to the Sub-Sublease Premises, the covenants and obligations to be performed by Sublandlord as the subtenant under the Sublease that are within Subtenant’s reasonable control and relate to Subtenant’s use, occupancy, and maintenance of the Sub-Sublease Premises, and to comply with this Sub-Sublease and the applicable provisions of the Lease and Sublease incorporated herein, as modified by this Sub-Sublease, except for any covenants or obligations not incorporated or inconsistent with the terms of this

Sub-Sublease (such as, for example, payment of Base Rent to Landlord,. Subtenant will not take any action or omit to take any action that would constitute a breach or default under the terms of the Lease and/or Sublease that are incorporated herein, and Subtenant agrees to indemnify, defend, and hold Sublandlord harmless from and against any and all liability, loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of or in connection with any negligent act or omission or willful misconduct on the part of Subtenant that constitutes a breach or default under the terms of the Lease and/or Sublease that are incorporated herein.
10.    Additional Costs; Payments.
(a)    Sublandlord acknowledges and agrees that Base Rent is a gross rent and includes all amounts owed to Sublandlord on account of Operating Expenses, Taxes and utilities attributable to the Sub-Sublease Premises; provided, however, that Base Rent does not include (i) the cost of any HVAC Services provided to the Sub-Sublease Premises outside of Business Hours, and (ii) the cost of electricity and internet. Additionally, if Sublandlord provides any service set forth in subsection (i) or (ii) above to the Sub-Sublease Premises at Subtenant’s request (Subtenant hereby acknowledges and agrees that Sublandlord has no obligation to provide any such service pursuant to this Sub-Sublease), then the actual costs incurred by Sublandlord in providing such service, without mark-up, shall also be deemed Additional Costs. Subtenant shall pay to Sublandlord (or, at Sublandlord’s request, Landlord and/or Overlandlord directly), within thirty (30) days after receipt of an invoice therefor, all Additional Costs. For the avoidance of ambiguity, nothing contained herein shall obligate Sublandlord to provide any services or utilities to the Sub-Sublease Premises (including, without limitation, HVAC Services).

(b)    All charges and other amounts payable pursuant to this Sub-Sublease (including, without limitation, through the incorporation of provisions of the Lease and Sublease) excepting only Base Rent, shall be deemed to be “Additional Rent,” and Sublandlord shall have the same rights and remedies with respect to nonpayment thereof as it shall have with respect to the nonpayment of Base Rent hereunder.
11.    Payments. Base Rent and all Additional Rent payable pursuant to this Sub-Sublease shall be paid to Sublandlord by direct ACH or wire electronic payment pursuant to the instructions below or at such other place or using such other method as Sublandlord may from time to time designate in writing:

Wiring Instructions (both Fed wires and ACH payments):	Bank Name: Bank Address: Account Name: Account Number: ABA/Routing Number: Swift Code:

The covenants of Subtenant under this Sub-Sublease are independent covenants, and, except as otherwise expressly provided in (or incorporated into) this Sub-Sublease, Subtenant shall have no right to withhold or abate any payment of Base Rent or Additional Rent, or to set off any amount against Base Rent or Additional Rent then due and payable, or to terminate this Sub-Sublease. Subtenant hereby acknowledges and agrees that it has been represented by counsel of its choice and has participated fully in the negotiation of this Sub-Sublease.

12.    Security of Sub-Sublease Premises. Except for Sublandlord’s obligation set forth in the prior sentence, Subtenant shall be solely responsible for taking any and all steps necessary to secure the Sub-Sublease Premises. Subtenant hereby acknowledges and agrees that Subtenant shall not be permitted to access the Sub-Sublease Premises via the base building stairwells, which base building stairwells shall not be used, other than for emergency egress purposes. Subtenant shall comply with all requirements of the Lease and Sublease applicable to securing and accessing the Sub-Sublease Premises, and except in accordance with the provisions of the Lease, Sublease or this Sub-Sublease, Subtenant shall not limit or restrict Overlandlord’s, Landlord’s or Sublandlord’s access rights as provided in the Lease, the Sublease or this Sub-Sublease. Except in the case of an emergency, Sublandlord shall provide Subtenant with not less than twenty-four (24) hours’ advance notice before entering the Sub-Sublease Premises to perform maintenance, repair, or similar activities, and shall use commercially reasonable efforts to minimize interference with Subtenant’s use and occupancy of the Sub-Sublease Premises in connection with any such activities.
13.    Permitted Use. The Sub-Sublease Premises shall be used and occupied by Subtenant for business office use and no other use. Without limiting the foregoing, Subtenant shall not use or occupy the Sub-Sublease Premises for any Prohibited Use, for any unlawful purpose or in any manner which would violate any term or provision of the Lease or Sublease incorporated herein. In addition to the Sub-Sublease Premises, Subtenant shall have the same non-exclusive right to use the Common Areas that Sublandlord has under the Sublease with respect to the Sub-Sublease Premises, subject to the terms of the Lease, the Sublease, and this Sub-Sublease.
14.    Incorporation of Lease; Excluded and Modified Provisions.
(a)    Copies of the Sublease and Lease have been provided to Subtenant. Subtenant acknowledges that it has received and reviewed the Sublease and is familiar with all of the terms, covenants and conditions thereof. Except as may be expressly inconsistent with the terms and conditions of this Sub-Sublease and subject to the provisions of this Section 14, all of the terms, covenants and conditions of the Sublease (including, without limitation, all of the terms, covenants and conditions of the Lease incorporated into and made a part of the Sublease) are hereby incorporated into and made a part of this Sub-Sublease with the same force and effect as if the Sublease (including, without limitation, all of the terms, covenants and conditions of the Lease incorporated into and made a part of the Sublease) was fully and completely set forth at length herein; provided, however, all references in the Sublease to “Sublease”, “Landlord”, “Tenant”, “Leased Premises”, “Commencement Date”, “Rent Commencement Date”, “Expiration Date”, “Sublease Term”, “Rent, and “Additional Rent” shall be deemed to refer, respectively, to “Sublease”, “Sublandlord”, “Subtenant”, “Sub-Sublease Premises”, “Commencement Date”, “Commencement Date”, “Expiration Date”, “Term”, “Base Rent”, and “Additional Rent”, as defined in this Sub-Sublease. In the event of any express conflict or inconsistency between the provisions of the Sublease (including, without limitation, any provisions of the Lease incorporated into and made a part of the Sublease) and the provisions of this Sub-Sublease, the provisions of this Sub-Sublease shall govern and control. Notwithstanding the foregoing, the following provisions of the Sublease (and all references thereto) are excluded from and not incorporated into this Sub-Sublease:
(i)    Any provisions of the Sublease that have been redacted;
(ii)    The last sentence of Article 2 (Sublease Term);
(iii)    Article 3 (Delivery of Leased Premises);

(iv)    Article 4 (Condition of Leased Premises; Approval of Plans; Initial Installations);
(v)    Article 5 (Representations of Landlord);
(vi)    Article 6 (Covenants of Landlord);
(vii)    Article 7 (Rent);
(viii)    Article 8 (Additional Rent);
(ix)    Article 9 (Landlord Surrender Option);
(x)    Article 10 (Extension of Sublease Term; 2nd/3rd Floor Leased Premises);
(xi)    Section 11(a) (Incorporation of Lease; Excluded and Modified Provisions), to the extent it incorporates the following provisions of the Lease (it being the intent of this sentence that the following provisions of the Lease be excluded from this Sub-Sublease, even if included in the Sublease): Article 1 with respect to the chart setting forth the applicable rates for Rent, Section 4.3 (Escalation Rent: Taxes), Section 4.4 (Escalation Rent: Operating Expenses), Section 4.6 (Partial Years; Survival of Obligations), Article 7 (Alterations), the phrase “without the prior written consent of Landlord” in Section 15.1, Section 15.3(a) and (c)(i) (Conditions to Assignment / Subletting), Section 15.6(b) and (e) (Permitted Transfers), Section 16.16 (Notice of Lease), Article 25 (Indemnity) and Section 26.17 (Rooftop Equipment);
(xii)    Section 11(b), (c), (d) and (e) (Incorporation of Lease; Excluded and Modified Provisions)
(xiii)     Section 12(b) (Performance by Overlandlord);
(xiv)     Article 14 (Signage);
(xv)     Article 16 (End of Sublease Term);
(xvi)    Article 17 (Letter of Credit);
(xvii)    Article 18 (Parking);
(xviii)    Article 19 (Right of First Offer);
(xix)    Article 20 (Guaranty);
(xx)    Article 22 (Broker);
(xxi)    Exhibit C (Rent);
(xxii)    Exhibit D (Early Surrender Rent Reduction Schedule); and
(xxiii)    Exhibit E (Form of Guaranty).

Notwithstanding the foregoing, the incorporation of the Sublease by reference is subject to the following revisions and modifications: in Section 17.1 and Section 17.2 of the Lease, as incorporated into and made a part of the Sublease pursuant to Section 11(a) thereof, all references to “Landlord” shall be deleted and the phrase “Overlandlord, Landlord and Sublandlord” inserted in replacement thereof.
(b)    This Sublease is subject and subordinate in all respects to the Lease and the Sublease and all of the terms and conditions thereof. This clause shall be self-operative and no further instruments of subordination shall be required; provided, however, upon request from time to time (not more than twice per calendar year, except if requested by Overlandlord) Subtenant shall execute promptly an instrument in a form reasonably acceptable to Subtenant confirming such subordination.
(c)    During the Term, for and with respect to the Sub-Sublease Premises, Subtenant shall perform all of the obligations and liabilities of Sublandlord, as subtenant under the Sublease, and shall comply with all of the terms, covenants and conditions of the Sublease on the part of Sublandlord to be performed as subtenant under the Sublease, except to the extent expressly set forth in this Sub-Sublease, excluding any obligation to pay any rent payable under the Lease or Sublease or any other obligation that is not incorporated herein or inconsistent herewith. Whenever the Sublease requires the consent or approval of Overlandlord and Landlord, the consent or approval of each of Overlandlord, Landlord and Sublandlord shall be required, excepting only as expressly set forth in this Sub-Sublease; provided, however, that Sublandlord shall not unreasonably withhold, condition, or delay its consent, .
(d)    Notwithstanding any contrary provision of the Sublease, except as expressly set forth in this Sub-Sublease, (i) in any circumstance where Landlord, as sublandlord under the Sublease, has a certain period of time within which to notify Sublandlord, as subtenant under the Sublease, whether Landlord will or will not take an action, Sublandlord, as sub-sublandlord under this Sub-Sublease, shall have an additional five (5) Business Day period after receiving such notice from Landlord in which to notify Subtenant, (ii) in any instance where Sublandlord, as subtenant under the Sublease, has a certain period of time within which to notify Landlord, as sublandlord under the Sublease, whether Sublandlord will or will not take an action, Subtenant, as sub-subtenant under this Sub-Sublease, shall notify Sublandlord, as sub-sublandlord under this Sub-Sublease, not less than five (5) days prior to the expiration of such period, (iii) except as set forth in Section 16 below regarding cure after a breach or default, in any instance where a specific grace or cure period is granted to Sublandlord, as subtenant under the Sublease, Subtenant, as sub-subtenant under this Sub-Sublease, shall be deemed to have a grace or cure period which is five (5) days less than the grace or cure period afforded to Sublandlord as subtenant under the Sublease and (iv) if and to the extent that any provision of the Sublease or Lease is incorporated herein which entitles Subtenant to an abatement of rent due hereunder, such provision shall apply only to the extent Sublandlord has and actually receives a corresponding rent abatement under the Sublease with respect to the event giving rise to such abatement right.
15.    Performance by Overlandlord and Landlord. Sublandlord shall have no obligation to perform (a) any services or to provide any utilities to the Sub-Sublease Premises or (b) any maintenance or repairs to the Sub-Sublease Premises or the Buildings, or (c) any other obligation in each case that is required to be performed by Overlandlord under the Lease, or Landlord under the Sublease, including, without limitation, restoration in connection with a casualty or taking. If Landlord fails to perform any of its obligations under the Sublease, in accordance with and subject to the terms and conditions of the Sublease, then Sublandlord will exercise commercially reasonable efforts to cause Landlord to perform its obligations under the Sublease, including promptly notifying Landlord of such failure. If Overlandlord fails to perform any of its obligations under the Lease, in accordance with and subject to the terms and conditions of the Lease, then Sublandlord will exercise commercially reasonable efforts to cause Landlord to cause Overlandlord to perform its obligations under the Lease, but only to the extent such reasonable efforts are provided for in the Sublease. Sublandlord assumes no liability for any covenants, representations or warranties made by Overlandlord under the Lease or by Landlord under the Sublease. Sublandlord shall not be liable to Subtenant for any failure or delay in Overlandlord’s performance of its obligations as landlord under the Lease, or in Landlord’s performance of its obligations as sublandlord under the Sublease; provided, however, that if any Essential Service (including HVAC, electricity, water, elevator service, or building access) to the Sub-Sublease Premises is interrupted for more than five (5) consecutive Business Days through no fault of Subtenant, and if Sublandlord’s Base Rent is abated, then Sub-Subtenant’s Base Rent shall abate on a per diem basis from and after such fifth (5th) Business Day until such Essential Service is restored. During the Term, if and to the extent that Sublandlord shall actually receive the benefit of an abatement of rent under the Sublease for interruptions of any utility or service or as a result of a fire or other casualty that shall have affected the Sub-Sublease Premises, Subtenant shall be entitled to a proportionate abatement of Base Rent payable under this Sub-Sublease with respect to the period that Sublandlord receives an abatement of rent under the Sublease with respect to the Sub-Sublease Premises. For purposes of clarity, in the event that the Sublandlord receives an abatement of rent under the Sublease solely with respect to the Sub-Sublease Premises then the full amount of the abatement shall be allocated to Subtenant. If Sublandlord breaches or defaults in the performance of any of its obligations under this Sub-Sublease, then Subtenant shall have the same rights and remedies as are afforded to Sublandlord in the Sublease with respect to a breach of the Sublease by Sublandlord, as if the same were fully set forth at length herein, provided that Subtenant may only enforce such rights and remedies (y) against Sublandlord (and not against Landlord or Overlandlord) and (z) to the extent such rights and remedies are applicable to the Sub-Sublease Premises and/or to the terms of this Sub-Sublease.
16.     Rights and Remedies of Sublandlord. If Subtenant breaches or defaults in the performance of any of its obligations under this Sub-Sublease, then Sublandlord shall provide Subtenant with written notice specifying the nature of such breach or default. Sublandlord shall have the same rights and remedies as are afforded to Overlandlord with respect to a breach of the Lease by Landlord, as if the same were fully set forth at length herein, including without limitation, the rights, remedies and claims set forth in Article 19 of the Lease. Without limiting the foregoing, if such breach or default by Subtenant is not cured by Subtenant on or before the first to occur of (a) one-half (½) of the period specified in the Lease for curing such default, and (b) five (5) days prior to the expiration of such Lease cure period, then Sublandlord may, but shall be under no obligation to, without waiving or releasing any obligation or default hereunder, make any payment or perform any act underlying such breach or default for the account and at the expense of Subtenant.
17.    Signage. In accordance with and subject to the terms and conditions of the Lease, the Sublease and this Sub-Sublease, during the Term, Subtenant may elect to install signage on or adjacent to the entrance door to the Sub-Sublease Premises identifying Subtenant’s name at Subtenant’s sole cost and expense. Any and all signage rights granted in this Section 17 shall be subject to the prior review and approval of Overlandlord, Landlord and Sublandlord in accordance with the terms of the Lease, the Sublease and this Sub-Sublease.
18.    Insurance and Indemnification.
(a)    Subtenant, at its expense, shall provide, on or before the Commencement Date, and thereafter shall maintain at all times during the Term, for the benefit of Sublandlord, Landlord and Overlandlord (and the managing agent of the Buildings), the insurance coverages required pursuant to Section 12.1 of the Lease; provided, however, that (i) the provisions of Section 12.1(i)(a) of the Lease shall only be applicable to the Sub-Sublease Premises; and (ii) the provisions of Section 12.1(d) of the Lease shall be inapplicable to this Sub-Sublease. Subtenant shall deliver to Sublandlord, and, if required by the Sublease or the Lease, to Landlord and Overlandlord, respectively, prior to the Commencement Date, certificates evidencing such insurance coverages. Sublandlord shall maintain the insurance required to be maintained by Sublandlord pursuant to Section 15 of the Sublease. Subtenant acknowledges that Sublandlord shall not carry insurance on, and shall not be responsible for, any Alterations installed or constructed in the Sub-Sublease Premises by Subtenant or Subtenant’s personal property, nor shall Sublandlord have any liability for any loss suffered by Subtenant due to interruption of Subtenant’s business arising from a casualty.

All insurance required to be carried by Subtenant shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the Commonwealth of Massachusetts and rated in Best’s Insurance Guide, or any successor thereto, as having a Best’s Rating of “A-” or better and a Financial Size Category of at least “X” or better or, if such ratings are not then in effect, the equivalent thereof. Subtenant shall provide Sublandlord with not less than thirty (30) days’ notice of any cancellation or material change in such coverage.
(b)    Sublandlord and Subtenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Sub-Sublease Premises and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery. Notwithstanding anything to the contrary contained herein, Sublandlord and Subtenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards, to the extent covered by the property insurance that was carried or required to be carried by that party under the terms of this Sub-Sublease.
(c)    Excepting only to the extent otherwise provided in M.G.L. Chapter 186, Section 15 and any Claims (defined below) arising solely from the negligence or willful misconduct of Sublandlord, Landlord or Overlandlord or their respective agents or other tenants or occupants, and without limiting or derogating from the subrogation provisions set forth in Section 13.5 of the Lease, as incorporated into this Sub-Sublease, Subtenant shall indemnify, defend and hold Sublandlord, Landlord and Overlandlord, and their respective members, managers, partners, directors, officers, agents, and employees, harmless from and against all claims, expenses, liabilities and demands of any kind whatsoever in connection with, arising out of or resulting from (collectively, “Claims”) (i) Subtenant’s use or occupancy of the Sub-Sublease Premises or the business of Subtenant conducted therein, (ii) the failure of Subtenant to perform any covenant, term or condition of this Sub-Sublease, the Sublease or the Lease expressly to be performed by Subtenant hereunder, (iii) any accident, injury, or damage to any person or property occurring in the Sub-Sublease Premises, to the extent not caused by the negligence or willful misconduct of Sublandlord, Landlord, or Overlandlord or their respective agents, employees, or contractors, and (iv) any accident, injury, or damage to any person or property occurring outside the Sub-Sublease Premises, but within the Buildings or the lots on which the Buildings are located, where such accident, injury, or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of Subtenant, or Subtenant’s contractors, licensees, agents, servants, employees, or customers, or anyone claiming by, through, or under Subtenant.
(d)    To the maximum extent this Section 18 may be made effective according to law, and without limiting or derogating from the subrogation provisions set forth in Section 13.5 of the Lease, as incorporated into this Sub-Sublease, Sublandlord shall indemnify, defend, protect, and hold Subtenant harmless from and against all actions, claims, demands, costs, liabilities, losses, reasonable attorneys' fees, damages, penalties and expenses which may be brought or made against Subtenant or which

Subtenant may pay or incur to the extent caused by (i) the negligence or willful misconduct of Sublandlord or its agents, employees or contractors occurring on or in the Sub-Sublease Premises, (ii) the failure by Sublandlord to comply with or perform its obligations under the Sublease and/or the Lease if and to the extent incorporated into the Sublease, or (iii) any accident, injury, or damage whatsoever to any person or to the property of any person occurring on the Sub-Sublease Premises (exclusive of the Sub-Sublease Premises, unless caused by the negligence or willful misconduct of Sublandlord or its agents, employees or contractors).
(e)    NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION HEREIN, NEITHER SUBLANDLORD NOR SUBTENANT SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE, EXCEPT THAT SUBTENANT SHALL BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN THE EVENT (i) SUBTENANT HOLDS OVER IN THE SUB-SUBLEASE PREMISES AFTER THE EXPIRATION OF THE TERM, OR (ii) SUBLANDLORD INCURS ANY LIABILITY, LOSS, COST, DAMAGE OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES, AS A RESULT OF OR IN CONNECTION WITH ANY NEGLIGENCE OR WILLFUL MISCONDUCT OF SUBTENANT OR ITS AGENTS, CONTRACTORS OR EMPLOYEES.
19.    End of Term.
(a)    Upon the Expiration Date, Subtenant shall yield-up and surrender the Sub-Sublease Premises to Sublandlord free of all tenants and occupants, vacant, broom clean, with all of Subtenant’s personal property, including movable fixtures and movable partitions installed by Subtenant, telephone equipment, telecommunication equipment, cabling and conduit, and other equipment, furniture, furnishings, decorations and other items of personal property (the “Subtenant Personal Property”), if any, removed from the Sub-Sublease Premises. All damage to the Sub-Sublease Premises caused by such removal shall be repaired by Subtenant at Subtenant’s cost and expense, and Subtenant shall surrender the Sub-Sublease Premises in good order, condition and repair, damage by casualty or from condemnation and reasonable wear and tear excepted. Notwithstanding the foregoing, for the avoidance of ambiguity, Subtenant shall not remove any Alterations installed in the Sub-Sublease Premises prior to the Commencement Date or any of Sublandlord’s personal property, including the Furniture, with respect to which Subtenant shall comply with its obligations pursuant to Section 5 above unless Subtenant has opted to purchase the Furniture pursuant to section 5(c) above, and any other movable fixtures and movable partitions. Subtenant has no obligation to remove telephone equipment, telecommunication equipment, cabling and conduit, and other equipment, furniture, furnishings, decorations located in the prior to the Sub-Sublease Premises Commencement Date. Without limiting the foregoing, if Subtenant fails to remove any of the Subtenant Personal Property by the Expiration Date, then Sublandlord shall be entitled (but not obligated) to remove and dispose of the Subtenant Personal Property with no liability or obligation to Subtenant. In such event Sublandlord may deem all or any part of the Subtenant Personal Property to be abandoned, and title to the Subtenant Personal Property shall be deemed to be immediately vested in Sublandlord. Subtenant shall reimburse Sublandlord for the costs of removing and disposing of any of the Subtenant Personal Property.
(b)    Any holding over by Subtenant after the expiration or earlier termination of the Term shall be treated as a tenancy at sufferance, at the rent set forth below, and otherwise on the terms and conditions of this Sub-Sublease. Sublandlord and Subtenant recognize that Sublandlord’s damages resulting from Subtenant’s failure to timely surrender possession of the Sub-Sublease Premises may be substantial, may exceed the amount of Base Rent and Additional Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Sub-Sublease Premises is not surrendered to Sublandlord by the Expiration Date, in addition to any other rights or remedies Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month (or any portion thereof) during which Subtenant holds over in the Sub-Sublease Premises after the Expiration Date, a holdover charge calculated as follows: For each day that Subtenant holds over in the Sub-Sublease Premises, an amount equal to the sum of (i) 150% of Base Rent payable under this Sub-Sublease for the last full calendar month of the Term immediately preceding the Expiration Date calculated on a per diem basis, and (ii) 100% of all Additional Rent payable under this Sub-Sublease at the rates applicable for the last full calendar month of the Term. In addition, Subtenant shall indemnify Sublandlord against all amounts payable to, and claims for damages by, Overlandlord and/or Landlord, and all consequential, indirect, and special damages incurred by Sublandlord arising out of or resulting from any such holding-over by Subtenant. No holding-over by Subtenant, nor the payment to Sublandlord of the amounts specified above, shall operate to extend the Term. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sub-Sublease Premises after the Expiration Date, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Section 19(b).
20.    Security Deposit.
(a)    Simultaneously with its execution of this Sublease, Subtenant shall deliver to Sublandlord a cash deposit or, at Subtenant’s election, an unconditional, irrevocable standby letter of credit issued by a federally insured financial institution reasonably acceptable to Sublandlord, in the amount of Two-Hundred Ten Thousand Five Hundred Forty Dollars and 00/100 Dollars ($210,540.00) (the “Security Deposit”), which shall be held by Sublandlord, without liability for interest, as security for the performance by Subtenant of Subtenant’s obligations. If the Security Deposit is delivered in cash, Sublandlord may commingle the Security Deposit with its other funds.
(b)    If the Rent or any other sum is overdue, if Sublandlord makes payments for Subtenant, or if Subtenant fails to perform any of its obligations, Sublandlord may (without affecting any remedy Sublandlord may have), apply the Security Deposit, or so much of it to be necessary, to compensate Sublandlord for Base Rent, Additional Rent and any loss or damage sustained by Sublandlord, in which case Subtenant shall, upon demand, restore the Security Deposit to the original amount. If a bankruptcy or other creditor-debtor proceedings against Subtenant occurs, the Security Deposit and all other securities shall be applied first to the payment of Rent and other charges due to Sublandlord for periods prior to the filing of the proceedings.
(c)    Provided that Subtenant is not then in default under the Sublease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within forty five (45) days after the later to occur of (i) the payment of the final rent due from Subtenant or (ii) the later to occur of the Sublease Term Expiration Date or the date on which Subtenant surrenders the Subleased Premises to Sublandlord in compliance with this Sublease, the Security Deposit, to the extent not applied, shall be returned to the Subtenant, without interest.
(d)    In the event of an assignment of Sublandlord’s rights under this Sublease, Sublandlord shall transfer the Security Deposit to the transferee. Upon such transfer, the transferring Sublandlord shall be released by Subtenant from all liability for the return of such security, and Subtenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit, and that neither Sublandlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.
(e)    Neither Sublandlord’s right to possession of the Sublease Premises for non-payment of Rent or for any other reason, nor any other right of Sublandlord, shall be affected because Sublandlord holds the Security Deposit. This Section 20 supersedes any terms in the Prime Lease with respect to the Security Deposit, which will have no force and effect.
(f)    The provision of this Section 20 shall survive the expiration or termination of the Sublease.
21.    Assignment and Subletting. Subtenant shall not sublet the Sub-Sublease Premises, or any portion thereof, nor assign, mortgage, pledge, transfer or otherwise encumber or dispose of this Sub-Sublease or its interest under this Sub-Sublease. Subject to the requirements in the Lease and Sublease, and advance written consent from Overlandlord, Lanldord and Sublandlord, any transfer of Subtenant’s interest under this Sub-Sublease by operation of law (including by merger, consolidation, or reorganization) shall not require the consent of Sublandlord, provided that the successor entity has a net worth at least equal to that of Subtenant as of the Effective Date.
22.    Alterations.
(a)    Subtenant shall make no Alterations in the Sub-Sublease Premises, without the prior written consent of Overlandlord, Landlord and Sublandlord, except that Subtenant shall be permitted to (A) painting, installing demountable partitions, and/or installing brackets for audio-visual equipment, (B) consolidating conference rooms and constructing a reception area and a boardroom and performing related build-out work, and (C) installing modifications and additions to the sprinkler system and electrical infrastructure required by applicable building code in connection with the foregoing work, including, for example, sprinkler work and electrical infrastructure for phone booths and the boardroom, in each case in the Sub-Sublease Premises and set forth in Exhibit A-2 of this Sub-Sublease (the work described in clauses (A) and (B) collectively, the “Initial Alterations”), provided that (i) Subtenant obtains the prior written approval of Sublandlord of the specifications and installation of the Initial Alterations, such approval not to be unreasonably withheld, and (ii) the Initial Alterations in clause (A) shall be deemed to constitute Subtenant Personal Property and shall be subject to the removal requirements set forth in Section 19(a) above with respect to the same. The Initial Alterations substantially in the form set forth in Exhibit A-2, together with any reasonable modifications thereto approved by Sublandlord (such approval not to be unreasonably withheld, conditioned or delayed), may remain in the Sub-Sublease Premises following the expiration or earlier termination of the Term only if, prior to the completion thereof or such earlier time as may be required by Overlandlord, Landlord or Sublandlord, Overlandlord, Landlord and Sublandlord have each approved in writing that such Initial Alterations or other Alterations may remain in place at the end of the Term and, as a condition to any such approval, Subtenant delivers evidence reasonably satisfactory to Sublandlord that neither Sublandlord nor any succeeding occupant of the Sub-Sublease Premises shall be required to remove the same or restore the Sub-Sublease Premises by reason thereof. In the absence of such written approvals and evidence, all such Alterations shall be removed by Subtenant at the end of the Term in accordance with Section 19(a). . Before commencing construction on any Alterations Subtenant may ask Sublandlord to designate which of such Alterations it must remove at the end of the term.

(b)    Subtenant shall perform, or shall cause to be performed, any Alterations (including the Initial Alterations) in accordance with the terms and conditions set forth in the Lease, Sublease and this Sub-Sublease, including but not limited to any and all insurance requirements. Subtenant covenants and agrees to indemnify, protect and defend Sublandlord against, and hold Sublandlord harmless from, (i) all liens, whether for labor or materials, arising as the result of work performed or materials provided to the Sub-Sublease Premises by or at the request of Subtenant and (ii) any and all liability, loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of or in connection with any Alterations (including the Initial Alterations) made by Subtenant.
23.    Parking. Subtenant shall have the right to sublicense from Sublandlord a maximum of forty (40) unreserved parking spaces in the Garage, on a first-come, first-served basis. Such spaces are unreserved, do not include priority access, and are not subject to any discount. Subtenant shall pay for such parking spaces at the rate charged therefor by Overlandlord from time to time, without mark-up by Sublandlord, and such parking spaces shall be governed by the terms of the Sublease. If Subtenant requires parking spaces in addition to the forty (40) spaces allocated above, Subtenant may request such additional spaces from Sublandlord, and Sublandlord shall use commercially reasonable efforts to make additional spaces available to Subtenant to the extent the same are available from Overlandlord, at the rate then charged therefor, without mark-up by Sublandlord. Subtenant acknowledges that parking spaces are limited and that Sublandlord will request, but cannot guarantee, that additional parking spaces will be provided.
24.    OFAC. Subtenant represents and warrants to Overlandlord, Landlord and Sublandlord that each individual executing this Sub-Sublease on behalf of Subtenant is authorized to do so on behalf of Subtenant and that (except with respect to the shareholders of Subtenant or any other entity that is or becomes publicly traded, with respect to which shareholders in the publicly traded company, no representation or warranty is made hereunder) the entity(ies) or individual(s) constituting Subtenant, or which may own or control Subtenant, or which may be owned or controlled by Subtenant, or any of Subtenant's affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be (i) in violation of any Requirements relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resourcecenter/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action, and Subtenant will not transfer its interest under this Sub-Sublease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Sublandlord represents and warrants to Subtenant that each individual executing this Sub-Sublease on behalf of Sublandlord is authorized to do so on behalf of Sublandlord and that (except with respect to the shareholders of Sublandlord or any other entity that is or becomes publicly traded, with respect to which shareholders in the publicly traded company, no representation or warranty is made hereunder) the entity(ies) or individual(s) constituting Sublandlord, or which may own or control Sublandlord, or which may be owned or controlled by Sublandlord, or any of Sublandlord’s affiliates, or any of their respective partners, members, shareholders or other equity owners, and their respective employees, officers, directors, representatives or agents are not and at no time will be (i) in violation of any Requirements relating to terrorism or money laundering, or (ii) among the individuals or entities with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC's Specially Designated Nationals and Blocked Persons List for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treasury.gov/resourcecenter/sanctions/SDN-List/Pages/default.aspx or any replacement website or other replacement official publication of such list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, known as Executive Order 13224), or other governmental action, and Sublandlord will not transfer its interest under this Sub-Sublease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.
25.    Notices. Any bill, statement, consent, notice, demand, request or other communication (each a “Notice”) which either party may or must give to the other under this Sub-Sublease, shall be in writing and (i) delivered by hand, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by reputable overnight courier (e.g., Federal Express) as follows:
If to Sublandlord:    Wayfair LLC
4 Copley Place
Boston, MA 02116
Attn: General Counsel

With a copy to:

Wayfair LLC
4 Copley Place
Boston, MA 02116
Attn: Lead Real Estate Counsel

With an electronic copy to:

If to Subtenant:    Prior to Tenant’s occupancy of the Premises:
Bicara Therapeutics
116 Huntington Avenue, Sute 703
Boston, MA 02116
Attention: Legal Department
With an electronic copy to:

With a copy to:
Bicara Therapeutics
116 Huntington Avenue, Sute 703
Boston, MA 02116
Attention: Mobeen Gajee
With an electronic copy to:

On and after Tenant’s occupancy of the Premises:

Bicara Therapeutics
10 St. James, 4th floor

Boston, MA 02116
Attention: Legal Department
With an electronic copy to:
With a copy to:
Bicara Therapeutics
116 Huntington Avenue, Sute 703
Boston, MA 02116
Attention: Katelyn DiFazio
With an electronic copy to:
With a copy to:
Bicara Therapeutics
116 Huntington Avenue, Sute 703
Boston, MA 02116
Attention: Mobeen Gajee
With an electronic copy to:
Any such Notice shall be deemed to have been rendered or given on the earlier of delivery or refusal or inability to deliver during normal business hours. Either party may, by notice in writing, direct that future Notices be delivered or sent to a different address(es).
26.    Broker. Each of Sublandlord and Subtenant represents and warrants that it has not dealt with any broker in connection with this transaction other than CBRE, Inc. and Cushman & Wakefield, LLC (collectively, “Broker”), and each agrees to indemnify and hold the other and Overlandlord and Landlord, harmless from all costs, expenses and liabilities arising from any claim for brokerage commission made by any party claiming to have dealt with such party other than Broker. Notwithstanding the foregoing, Sublandlord shall be responsible to paying a commission to Broker in connection with this Sub-Sublease pursuant to a separate agreement.
27.    Successors and Assigns. The covenants and agreements herein shall bind and inure to the benefit of Sublandlord and Subtenant, and except as otherwise provided in this Sub-Sublease, their permitted successors and assigns.
28.    Sublease Rules and Regulations. Subtenant shall comply with any reasonable and non-discriminatory rules and regulations adopted by Sublandlord from time to time with respect to the Sub-Sublease Premises; provided, however, that (a) such rules and regulations shall not materially interfere with Subtenant’s use of the Sub-Sublease Premises or materially increase Subtenant’s costs, and (b) the rules and regulations and the Tenant Handbook in effect as of the Commencement Date are attached hereto as an exhibit B and as previously provided to Tenant.
29.    Entire Agreement. All prior understandings and agreements between the parties are merged into this Sub-Sublease, which fully and completely sets forth the understanding of the parties; this Sub-Sublease may not be amended, changed, modified or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of such amendment, change, modification or termination is sought.

30.    Governing Law. This Sublease shall be governed in all respects by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.
31.    Binding Effect. This Sublease shall not be binding upon the parties hereto until the same shall have been executed and delivered by each of the parties hereto.
32.    Overlandlord and Landlord Consent. This effectiveness of this Sub-Sublease is subject to and conditioned upon procuring the consent of each of Overlandlord and Landlord in accordance with the Lease and Sublease, respectively, in form reasonably acceptable to Sublandlord and Subtenant (the “Consent”). This Sublease shall not become effective unless and until the Consent is fully executed and delivered by Overlandlord, Landlord, Sublandlord and Subtenant (the “Consent Contingency”). Each of Sublandlord and Subtenant shall execute and deliver the Consent in the form reasonably approved by Sublandlord and Subtenant even if the Consent has not been executed by Overlandlord and/or Landlord. If the Consent Contingency is not satisfied before the date that is sixty (60) days after the submission by Sublandlord of the request for Consent (the “Consent Deadline”), then from and after the Consent Deadline either Sublandlord or Subtenant may terminate this Sub-Sublease by providing written notice to the other, unless the Consent Contingency is satisfied before the date on which such termination notice is provided. If this Sub-Sublease is so terminated, all amounts previously paid by either party to the other on account of this Sub-Sublease shall be returned and the parties thereupon shall be relieved of any further liability or obligation under this Sub-Sublease, except for those provisions that expressly survive such expiration or early termination.
33.    Exculpated Parties. Notwithstanding anything contained herein to the contrary, Each party shall look solely to the assets of the other party to enforce such other party’s obligations hereunder and no partner, retired or withdrawn partner, shareholder, director, officer, principal, client, employee or agent, directly and indirectly, of such other party (collectively, the “Exculpated Parties”) shall be personally liable for the performance of the parties’ obligations under this Sub-Sublease. Neither Subtenant nor Sublandlord shall not seek any damages against any of the Exculpated Parties nor shall any file, record or work product of any Exculpated Party be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of the parties’ rights and remedies under or with respect to this Sub-Sublease.
34.    Electronic Signature, Execution of Sublease in Counterparts. This Sub-Sublease may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that this Sub-Sublease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further agree that (a) to the extent a party signs this Sub-Sublease using electronic signature technology, such party is signing this Sub-Sublease electronically, and (b) the electronic signatures appearing on this Sub-Sublease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sub-Sublease as of the Effective Date.
SUBLANDLORD:

WAYFAIR LLC,
a Delaware limited liability company

By:__/s/ Andrew Oliver______________________
Name: Andrew Oliver
Title: Director, Deputy General Counsel

SUBTENANT:

BICARA THERAPEUTICS,
a Delaware corporation

By:__/s/ Ryan Cohlhepp____________________
Name: Ryan Cohlhepp
Title: President and COO